Exhibit 10.15

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”), dated as of April 17, 2015, by and between Driven Brands, Inc., a Delaware Corporation (the “Company”), and Jonathan Fitzpatrick (the “Executive”).

W I T N E S S E T H :

WHEREAS, the Company desires to retain the services and employment of the Executive, upon the terms and conditions hereinafter set forth; and

WHEREAS, the Company and Executive previously entered into an Employment Agreement dated June 26, 2012 (the “Prior Employment Agreement”). The parties now wish to amend and restate the Prior Employment Agreement, as set forth in this Agreement; and

WHEREAS, this Agreement supersedes and replaces the Prior Employment Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, each intending to be legally bound hereby, agree as follows:

1. Employment. On the terms and subject to the conditions set forth herein, the Company hereby agrees to employ the Executive, and the Executive hereby agrees to accept such employment, for the Employment Term (as defined below). During the Employment Term, the Executive shall serve as President and Chief Executive Officer of the Company and shall report to the Board of Directors of the Company (the “Board”), performing such duties and responsibilities as are customarily attendant to such positions with respect to the business of the Company and such other duties and responsibilities as may from time to time be assigned to the Executive by the Board. During the Employment Term, the Executive shall also serve as a director of the Company and, to the extent requested by the Board (and, if necessary, approved by the relevant stockholders), a director or officer of any of the direct or indirect subsidiaries of the Company, in each case without additional compensation.

2. Performance. The Executive shall serve the Company and its subsidiaries and affiliates faithfully and to the best of his ability and shall devote his full business time, energy, experience and talents to the business of the Company and its subsidiaries and affiliates, as applicable.

3. Employment Term.

(a) Subject to earlier termination pursuant to Section 7, the term of employment of the Executive hereunder shall continue through April 17, 2020 (the “Initial Term”); provided, however, that beginning on the first day immediately following the expiration date of the Initial Term, and on each subsequent anniversary of such day, such term shall be automatically extended by an additional one (1)-year period (each such period, an “Additional Term”), unless, at least ninety (90) days before the end of the Initial Term or the applicable

Additional Term, the Company or the Executive shall have given notice to the other party that it or he does not desire to extend the term of this Agreement, in which case, the term of employment hereunder shall terminate as of the end of the Initial Term or any Additional Term, as applicable (the Initial Term and any Additional Terms, if applicable, collectively, the “Employment Term”).

4. Principal Location. The Executive’s principal place of employment shall be the Company’s offices located in Charlotte, North Carolina, subject to reasonable required travel on behalf of the Company. It is understood and agreed however that Executive shall continue to reside in Miami, Florida. Executive’s reasonable and necessary expenses (including but not limited to air travel, car expense and an apartment) related to his commute between Miami and Charlotte shall be considered business expenses governed by Paragraph 5(e) of this Agreement.

5. Compensation and Benefits.

(a) Base Salary. As compensation for his services hereunder and in consideration of the Executive’s other agreements hereunder, during the Employment Term, the Company shall pay the Executive a base salary, payable in equal installments in accordance with Company payroll procedures, at an annual rate of SIX HUNDRED THOUSAND DOLLARS ($600,000), subject to review by the Board from time to time.

(b) Annual Bonus. The Executive shall be eligible to receive an annual performance-based cash bonus in respect of each fiscal year, beginning with fiscal year 2015 that ends during the Employment Term, to the extent earned based on (i) the achievement of individual performance objectives, and (ii) to the extent that EBITDA (as defined below) is equal to or greater than a threshold amount mutually agreed upon by the Board or a committee thereof and the Executive no later than 30 days after the commencement of the relevant fiscal year. The amount of such annual bonus awarded for a fiscal year shall be determined by the Board or a committee thereof after the end of the fiscal year to which such bonus relates and shall be paid to the Executive during the following fiscal year when annual bonuses for the prior fiscal year are paid to other senior executives of the Company generally. Except as otherwise provided in Sections 7(b) or (c), to be eligible for any such annual bonus under this Section 5(b), the Executive must be in active working status at the time the Company pays bonuses for the relevant year to employees generally. For purposes of this Agreement, (i) “EBITDA” means the Company’s consolidated earnings before interest expense, income tax expense, depreciation expense and amortization expense, calculated based on the Company’s audited annual consolidated income statement, before giving effect to any contributions from acquisitions, subject to any Board-approved adjustments for extraordinary capital expenditures and dispositions, and (ii) “active working status” means that the Executive has not resigned (or given notice of his intention to resign) his employment with the Company, and such employment has not terminated under any circumstances (and the Company has not given notice to terminate such employment).

In 2015 and beyond, Executive will be eligible for an annual bonus of 150% of Base Annual Salary (“Target Bonus”) based on a combination of the Company’s overall goals as well as achievement of individual performance objectives.

In order to be eligible for any bonus payout in a given year (a) the Company’s consolidated management EBITDA must be at least 97% of budget, exclusive of any acquisitions completed that year (in 2015 that amount is $51,410,000), and (b) Driven Brands must not exceed its consolidated Management, Selling, General and Administrative (SG&A) expense budget.

One-half of the Target Bonus will be based upon the Company’s achievement of certain EBITDA targets each year (“Management’s EBITDA Target”). Executive will receive a prorated amount of 80% of the EBITDA Target Bonus beginning if the Company achieves 97% of its annual EBITDA target up to a cap of 120% of your EBITDA Target Bonus if the Company achieves 103% or greater of the annual EBITDA target. The calculation of Executive’s proration shall be based upon a formula of 6.66% per percentage point between 97% and 103% of annual EBITDA attained versus the EBITDA Target Bonus.

Management EBITDA Target will be set each year by Management in consultation with, and subject to the approval of, the Board of Directors.

The other half of Executive’s target bonus is based upon the achievement of Executive’s individual MBOs. The Company’s Board of Directors will determine whether and to what extent MBOs have been achieved. Each component of Executive’s MBO target bonus will be calculated based upon the following formula:

Base Salary * Total Target Bonus % * 50% * MBO category weighting.

(c) Benefits. During the Employment Term, the Executive shall, subject to and in accordance with the terms and conditions of the applicable plan documents and all applicable laws, be eligible to participate in all of the employee benefit, fringe and perquisite plans, practices, policies and arrangements the Company makes available from time to time to its employees generally.

(d) Vacation. The Executive shall be entitled to paid vacation in accordance with the Company’s policies and practices with respect to its employees generally, but in no circumstance shall the Executive be entitled to less than five (5) weeks of vacation per annum.

(e) Business Expenses. The Executive shall be reimbursed by the Company for all reasonable and necessary business expenses actually incurred by him in performing his duties hereunder, subject to the approval of the Board in its sole discretion. All payments under this paragraph (e) of this Section 5 will be made in accordance with policies established by the Company from time to time and subject to receipt by the Company of appropriate documentation.

6. Covenants of the Executive. The Executive acknowledges that in the course of his employment with the Company he will become familiar with the Company’s and its subsidiaries’ and affiliates’ trade secrets and with other confidential and proprietary information concerning the Company and its subsidiaries and affiliates, and that his services are of special, unique and extraordinary value to the Company and its subsidiaries and affiliates. Therefore, the Company and the Executive mutually agree that it is in the interest of both parties for the Executive to enter into the restrictive covenants set forth in this Section 6 to, among other things, protect the legitimate business interests of the Company and those of its subsidiaries and affiliates, and that such restrictions and covenants contained in this Section 6 are reasonable in geographical and temporal scope and in all other respects given the nature and scope of the Executive’s duties and the nature and scope of the Company’s and its subsidiaries’ and affiliates’ businesses and that such restrictions and covenants do not and will not unduly impair the Executive’s ability to earn a living after termination of his employment with the Company. The Executive further acknowledges and agrees that (i) the Company would not have entered into this Agreement but for the restrictive covenants of the Executive set forth in this Section 6, and (ii) such restrictive covenants have been made by the Executive in order to induce the Company to enter into this Agreement.

(a) During Employment. During any period that the Executive is employed by the Company, the Executive will devote his full time, attention and loyalty to the Company.

(b) Noncompetition. During the Executive’s employment with the Company and for the eighteen (18) month period (or (i) if 18 months is determined by a court of competent jurisdiction to be overly broad, then 12 months, or (ii) if 12 months is determined by a court of competent jurisdiction to be overly broad, then nine (9) months) following termination of such employment under any circumstances, the Executive shall not, directly or indirectly, own, manage, operate, control, consult with, be employed by or otherwise provide services to, or participate in the ownership, management, operation or control of, any person or entity involved in a Competing Business in the Restricted Territory. For purposes of this Section 6, “Competing Business” means any person, corporation, partnership or other entity engaged in the Business in the Restricted Territory; “Business” means (i) automotive repair services and the provision of automotive parts and products, and/or (ii) franchising the development and operation of automotive repair shops, and/or (iii) the business(es) in which Driven Holdings, LLC or any of its Subsidiaries are engaged at any time during the Executive’s employment with the Company or in which Driven Holdings, LLC and/or any of its Subsidiaries are planning to engage at the time of Executive’s termination of employment (for this purpose, a “Subsidiary” means any entity which is controlled, directly or indirectly, by Driven Holdings, LLC); and “Restricted Territory” means:

A.

any State of the United States of America in which the Company or any of its affiliates or subsidiaries or any of their franchisees engaged in the Business at any time during the term of this Agreement (or, if following the termination of the Executive’s employment for any reason, then only at any time during the twelve (12) months, or, if overly broad, the six (6) months, preceding the Executive’s last day of employment); or

B.

in the event the preceding subparagraph (A) shall be determined by a court of competent jurisdiction to be unenforceable, any county in which the Company or any of its affiliates or subsidiaries or any of their franchisees engaged in the Business at any time during the term of this Agreement (or, if following the termination of the Executive’s employment for any reason, then only at any time during the twelve (12) months, or, if determined by a court of competent jurisdiction to be overly broad, the six (6) months, preceding the Executive’s last day of employment) and any county that borders such county; or

C.

in the event the preceding subparagraphs (A) and (B) shall be determined by a court of competent jurisdiction to be unenforceable, the area included within a radius of fifty (50) miles (and if 50 miles is determined by a court of competent jurisdiction to be overly broad, then twenty-five (25) miles) measured from the location of any office or location in which the Company or any of its affiliates or subsidiaries or any of their franchisees engaged in the Business at any time during the term of this Agreement (or, if following the termination of the Executive’s employment for any reason, then only at any time during the twelve (12) months, or, if determined by a court of competent jurisdiction to be overly broad, the six (6) months, preceding the Executive’s last day of employment); or

D.

in the event the preceding subparagraphs (A), (B) and (C) shall be determined by a court of competent jurisdiction to be unenforceable, the county in which is located (and any county that borders such county), and/or the area included within a radius of fifty (50) miles (and if 50 miles is determined by a court of competent jurisdiction to be overly broad, then twenty-five (25) miles) measured from the location of, any office or location in which the Company or any of its affiliates or subsidiaries or any of their franchisees engaged in the Business for which the Executive has had any managerial responsibility as part of his assigned duties with the Company and or any affiliate thereof at any time during the term of this Agreement, including the two (2) years (and if two (2) years is determined by a court of competent jurisdiction to be overly broad, then one (1) year) prior to the termination of his employment for any reason.

Notwithstanding the foregoing, the Executive’s ownership solely as an investor of two percent (2%) or less of the outstanding securities of any class of any publicly-traded securities of any company shall not, by itself, be considered to be competition with the Company or any of its subsidiaries or affiliates.

(c) Nonsolicitation. During the Executive’s employment with the Company and for the two (2)-year period (or (i) if two (2)-years is determined by a court of competent jurisdiction to be overly broad, then 18 months, or (ii) if 18 months is determined by a court of competent jurisdiction to be overly broad, then 12 months or (ii) if 12 months is determined by a court of competent jurisdiction to be overly broad, then nine (9) months) following termination of such employment under any circumstances, the Executive shall not, directly or indirectly, (i) employ, cause to be employed or hired, recruit, solicit for employment or otherwise contract for the services of, or establish a franchise business relationship with (or assist any other person in engaging in any such activities), any person who is, or within twelve (12) months before any date of determination was (and, following the termination of the Executive’s employment with the Company, within twelve (12) months before or after such termination, was) an employee, agent, consultant or franchisee of the Company or any of its subsidiaries, affiliates or franchisees (collectively, the “Company Entities”); (ii) otherwise induce or attempt to induce (or assist any other person in engaging in any such activities) any employee, agent, contractor or franchisee of any Company Entity to terminate such person’s employment or other relationship with the Company Entities, or in any way interfere with the relationship between any Company Entity and any such employee, agent, contractor or franchisee; (iv) solicit or attempt to solicit (otherwise than on behalf of any Company Entity) any person that is, or within twelve (12)

months before any date of determination was (and, following the termination of the Executive’s employment with the Company, within twelve (12) months before or after such termination, was) a client, lender, franchisee, investor, customer, supplier, licensee or business relation of any Company Entity, or who any Company Entity solicited to be a client, lender, investor, customer, supplier or licensee during such twelve (12)-month period, or induce or attempt to induce any such person to cease, reduce or not commence doing business with any Company Entity (or assist any other person in engaging in any such activities); or (v) interfere in any way with the relationship between any Company Entity and any person that is or was a client, lender, franchisee, investor, customer, supplier, licensee or other business relation of such Company Entity (or assist any other person in engaging in any such activities).

(d) Confidential Information. (i) The Executive acknowledges that all customer lists and information, vendor or supplier lists and information, inventions, trade secrets, software and computer code (whether in object code or source code format), databases, know-how or other non-public, confidential or proprietary knowledge, information or data with respect to the products, prices, marketing, services, operations, finances, business or affairs of the Company or its subsidiaries and affiliates or with respect to confidential, proprietary or secret processes, methods, inventions, services, research, techniques, customers (including, without limitation, the identity of the customers of the Company or its subsidiaries and affiliates and the specific nature of the services provided by the Company or its subsidiaries and affiliates), employees (including, without limitation, the matters subject to this Agreement) or plans of or with respect to the Company or its subsidiaries and affiliates or the terms of this Agreement (all of the foregoing collectively hereinafter referred to as, “Confidential Information”) are property of the Company or its applicable subsidiaries or affiliates. The Executive further acknowledges that the Company and its subsidiaries and affiliates intend, and make reasonable good faith efforts, to protect the Confidential Information from public disclosure. Therefore, the Executive agrees that, except as required by law or regulation or as legally compelled by court order (provided that in such case, the Executive shall promptly notify the Company of such order, shall cooperate with the Company in attempting to obtain a protective order or to otherwise restrict such disclosure, and shall only disclose Confidential Information to the minimum extent necessary to comply with any such law, regulation or order), during his employment with the Company and at all times thereafter, the Executive shall not, directly or indirectly, divulge, transmit, publish, copy, distribute, furnish or otherwise disclose or make accessible any Confidential Information, or use any Confidential Information for the benefit of anyone other than the Company and its subsidiaries and affiliates, unless and to the extent that the Confidential Information becomes generally known to and available for use by the general public by lawful means and other than as a result of the Executive’s acts or omissions or such disclosure is necessary in the course of the Executive’s proper performance of his duties under this Agreement.

(ii) The Company and its subsidiaries and affiliates do not wish to incorporate any unlicensed or unauthorized material into their products or services. Therefore, the Executive agrees that he will not disclose to the Company, use in the Company’s business, or cause the Company to use, any information or material which is a trade secret, or confidential or proprietary information, of any third party, including, but not limited to, any former employer, competitor or client, unless the Company has a right to receive and use such information or material. The Executive will not incorporate into his work any material or information which is subject to the copyrights of any third party unless the Company has a written agreement with such third party or otherwise has the right to receive and use such material or information.

(e) Company IP; Work Product. (i) “Intellectual Property” means all intellectual property and industrial property recognized by applicable requirements of law and all physical or tangible embodiments thereof, including all of the following, whether domestic or foreign: (a) patents and patent applications, patent disclosures and inventions (whether or not patentable), as well as any reissues, continuations, continuations in part, divisions, revisions, renewals, extensions or reexaminations thereof; (b) registered and unregistered trademarks, service marks, trade names, trade dress, logos, slogans and corporate names, and other indicia of origin, pending trademark and service mark registration applications, and intent-to-use registrations or similar reservations of marks; (c) registered and unregistered copyrights and mask works, and applications for registration of either; (d) Internet domain names, applications and reservations therefor, uniform resource locators and the corresponding Internet websites (including any content and other materials accessible and/or displayed thereon); (e) Confidential Information; and (f) intellectual property and proprietary information not otherwise listed in (a) through (e) above, including unpatented inventions, invention disclosures, rights of publicity, rights of privacy, moral and economic rights of authors and inventors (however denominated), methods, artistic works, works of authorship, industrial and other designs, methods, processes, technology, patterns, techniques, data, plant variety rights and all derivatives, improvements and refinements thereof, howsoever recorded, or unrecorded; and (g) any goodwill associated with any of the foregoing, damages and payments for past or future infringements and misappropriations thereof, and all rights to sue for past, present and future infringements or misappropriations thereof.

(ii) The Executive agrees to promptly disclose to the Company any and all work product, including Intellectual Property relating to the business of the Company and any of its affiliates, that is created, developed, acquired, authored, modified, composed, invented, discovered, performed, reduced to practice, perfected, or learned by the Executive (either solely or jointly with others) relating to the Company’s and its affiliates’ business or within the scope of Executive’s employment during his employment with the Company or using the Company’s facilities or resources (collectively, “Work Product,” and together with such Intellectual Property as may be owned, used, held for use, or acquired by the Company and its affiliates, the “Company IP”). The Company IP, including the Work Product, is and shall be the sole and exclusive property of the Company and its affiliates, as applicable. All Work Product that is copyrightable subject matter shall be considered a “work made for hire” to the extent permitted under applicable copyright law (including within the meaning of Title 17 of the United States Code) and will be considered the sole property of the Company. To the extent such Work Product is not considered a “work made for hire,” Executive hereby grants, transfers, assigns, conveys and relinquishes, without any requirement of further consideration, all right, title, and interest to the Work Product (whether now or hereafter existing, including all associated goodwill, damages and payments for past or future infringements and misappropriations thereof and rights to sue for past and future infringements and misappropriates thereof) to the Company in perpetuity or for the longest period permitted under applicable law. The Executive agrees, at the Company’s expense, to execute any documents requested by the Company or any of its affiliates at any time to give full and proper effect to such assignment. The Executive acknowledges and agrees that the Company is and will be the sole and absolute owner of all

Intellectual Property, including all Company IP. The Executive will cooperate with the Company and any of its affiliates, at no additional cost to such parties (whether during or after the Executive’s employment with the Company), in the confirmation, registration, protection and enforcement of the rights and property of the Company and its affiliates in such intellectual property, materials and assets, including, without limitation, the Company IP. The Executive hereby waives any so-called “moral rights of authors” in connection with the Work Product and acknowledges and agrees that the Company may use, exploit, distribute, reproduce, advertise, promote, publicize, alter, modify or edit the Work Product or combine the Work Product with other works including other Company IP, at the Company’s sole discretion, in any format or medium hereafter devised. The Executive further waives any and all rights to seek or obtain any injunctive or equitable relief in connection with the Work Product.

(f) Nondisparagement. During the Executive’s employment with the Company and thereafter, the Executive shall not, directly or indirectly, take any action, or encourage others to take any action, to disparage or criticize the Company and/or its subsidiaries and affiliates or their respective employees, officers, directors, products, services, customers or owners. The Company shall instruct its directors and officers not to, directly or indirectly, during the Executive’s employment with the Company and thereafter, take any action, or encourage others to take any action, to disparage or criticize the Executive; provided, however, that this Section 6(f) shall not in any way preclude the Company from managing or supervising the Executive’s performance (or from engaging in meaningful discourse relating thereto). Nothing contained in this Section 6(f) shall preclude the Executive or the Company (or its directors or officers) from enforcing their respective rights under this Agreement or truthfully testifying in response to legal process or a governmental inquiry.

(g) Company Property. All Confidential Information, Company IP, files, records, correspondence, memoranda, notes or other documents (including, without limitation, those in computer-readable form) or property relating or belonging to the Company and its subsidiaries and affiliates, whether prepared by the Executive or otherwise coming into his possession or control in the course of the performance of his services under this Agreement, shall be the exclusive property of the Company and shall be delivered to the Company, and not retained by the Executive (including, without limitation, any copies thereof), promptly upon request by the Company and, in any event, promptly upon termination of his employment with the Company. Upon termination of his employment with the Company, the Executive shall have no rights to and shall make no further use of any Company IP, including Work Product. The Executive acknowledges and agrees that he has no expectation of privacy with respect to the Company’s telecommunications, networking or information processing systems (including, without limitation, stored computer files, email messages and voice messages), and that the Executive’s activity and any files or messages on or using any of those systems may be monitored at any time without notice.

(h) Enforcement. The Executive acknowledges that a breach of his covenants and agreements contained in this Section 6 would cause irreparable damage to the Company and its subsidiaries and affiliates, the exact amount of which would be difficult to ascertain, and that the remedies at law for any such breach or threatened breach would be inadequate. Accordingly, the Executive agrees that if he breaches or threatens to breach any of the covenants or agreements contained in this Section 6, in addition to any other remedy which may be available at law or in equity, the Company and its subsidiaries and affiliates shall be entitled to: (i) cease or withhold payment to the Executive of any severance payments described in Section 7, for which he otherwise qualifies under such Section 7, and the Executive shall promptly repay to the Company any such severance payments he previously received, in excess of such payments in the amount of $10,000 to be deemed payable or to be deemed to have been paid in consideration for the Executive’s release of claims described in Section 7(d), (ii) institute and prosecute proceedings in any court of competent jurisdiction for specific performance and injunctive and other equitable relief to prevent the breach or any threatened breach thereof without bond or other security or a showing of irreparable harm or lack of an adequate remedy at law, and (iii) an equitable accounting by any court of competent jurisdiction of all profits or benefits arising out of such violation.

(i) Scope of Covenants; Separate and Independent Covenants. The Company and the Executive further acknowledge that the time, scope, geographic area and other provisions of this Section 6 have been specifically negotiated by sophisticated commercial parties and agree that they consider the restrictions and covenants contained in this Section 6 to be reasonable and necessary for the protection of the interests of the Company and its subsidiaries and affiliates, but if any such restriction or covenant shall be held by any court of competent jurisdiction to be void but would be valid if deleted in part or reduced in application, such restriction or covenant shall apply in such jurisdiction with such deletion or modification as may be necessary to make it valid and enforceable. The Executive acknowledges and agrees that the restrictions and covenants contained in this Section 6 shall be construed for all purposes to be separate and independent from any other covenant, whether in this Agreement or otherwise, and shall each be capable of being reduced in application or severed without prejudice to the other restrictions and covenants or to the remaining provisions of this Agreement. The existence of any claim or cause of action by the Executive against the Company or its subsidiaries and affiliates, whether predicated upon this Agreement or otherwise, shall not excuse the Executive’s breach of any covenants, agreements or obligations contained in this Section 6 and shall not constitute a defense to the enforcement by the Company or any of its subsidiaries of such covenants, agreements and obligations.

(j) Enforceability. If any court holds any of the restrictions or covenants contained in this Section 6 to be unenforceable by reason of their breadth or scope or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect the right of the Company and its subsidiaries and affiliates to the relief provided in this Section 6 in the courts of any other jurisdiction within the geographic scope of such restrictions and covenants.

(k) Disclosure of Restrictive Covenants. The Executive agrees to disclose in advance the existence and terms of the restrictions and covenants contained in this Section 6 to any employer or other service recipient by whom the Executive may be employed or retained during the period in which any restrictions contained in Sections 6(a), (b) and (c) continue to be binding on the Executive.

(l) Extension of Restricted Period. If the Executive breaches this Section 6 in any respect, the restrictions contained in this Section will be extended for a period equal to the period that the Executive was in breach.

7. Termination.

(a) Termination of Employment. The employment of the Executive hereunder and the Employment Term may be terminated at any time (i) by the Company with or without Cause (as defined herein) on written notice to the Executive, (ii) by the Company due to the Executive’s Disability (as hereinafter defined) on written notice to the Executive, (iii) by the Executive with Good Reason (as defined herein), (iv) by the Executive without Good Reason on thirty (30) days written notice to the Company (which notice period may be waived by the Company in its discretion, in which case, such termination shall be effective immediately upon the Company’s receipt of notice thereof from the Executive), (v) without action by the Company, the Executive or any other person or entity, immediately upon the Executive’s death, or (vi) due to the expiration of the Employment Term pursuant to Section 3. If the Executive’s employment is terminated for any reason under this Section 7, the Company shall be obligated to pay or provide to the Executive (or his estate, as applicable) in a lump sum within thirty (30) days following such termination, or at such other time prescribed by any applicable plan: (A) any base salary payable to the Executive pursuant to this Agreement, accrued up to and including the date on which the Executive’s employment terminates, (B) any employee benefits to which the Executive is entitled upon termination of his employment with the Company in accordance with the terms and conditions of the applicable plans of the Company, and (C) reimbursement for any unreimbursed business expenses incurred by the Executive prior to his date of termination pursuant to Section 5(e) ((A)-(C) collectively, the “Accrued Amounts”).

(b) Termination by the Company without Cause, by the Executive for Good Reason or due to the Expiration of the Employment Term. If the Executive’s employment is terminated (A) by the Company without Cause, (B) by the Executive for Good Reason, or (C) by expiration of the Employment Term following notice by the Company not to extend the Employment Term pursuant to Section 3 (in each case, other than a termination due to the Executive’s death or Disability), in addition to the Accrued Amounts, the Executive shall be entitled to receive as severance:

(i) an amount in cash equal to the Executive’s annual base salary (as described in Section 5(a)), as in effect immediately prior to the date of the Executive’s termination of employment, for a period equal to eighteen (18) months (the “Severance Period”); and

(ii) a lump-sum cash amount equal to $50,000, to be paid within ten days following Executive’s termination of employment.

The forgoing to the contrary notwithstanding, the amounts and benefits described above in this Section 7(b) shall only be paid or provided if the Executive executes a separation agreement containing a general release in accordance with Section 7(e), and such general release becomes fully irrevocable within 60 days following the date of the Executive’s termination of employment. The amount described in clause (i) of this Section 7(b) shall be payable in equal installments in accordance with the Company’s payroll practices during the Severance Period, commencing on the first payroll date on or next following the date such general release becomes fully irrevocable; provided that, to the extent that the Company determines that such amount may be considered to be “nonqualified deferred compensation” subject to Section 409A of the

Internal Revenue Code of 1986, as amended, and the regulations and pronouncements thereunder (the “Code”), the first payment of such amount shall be made on the first payroll date on or next following the 65th day following the date of such termination; provided further that the first payment shall include all payments that would otherwise have been made from the date of such termination through the date of such first payment.

(c) Termination by the Company due to the Executive’s death or Disability. If the Executive’s employment is terminated (A) by the Company due to the Executive’s Disability, or (B) upon the Executive’s death, in addition to the Accrued Amounts, the Executive or his estate, as applicable, shall be entitled to receive any annual bonus due for the fiscal year of such termination otherwise payable pursuant to Section 5(b), pro-rated based on the number of days the Executive was actively employed by the Company during such year, payable at the time such bonus would otherwise be paid in accordance with such Section 5(b); provided that the applicable individual and EBITDA performance objectives described in Section 5(b) are achieved for the applicable year; provided, further, that the amounts described above in this Section 7(c) shall only be paid if the Executive, or his estate, as applicable, executes a general release in accordance with Section 7(e), and such general release becomes fully irrevocable within 60 days following the date of the Executive’s termination of employment.

(d) Definitions of Certain Terms. For purposes of this Agreement:

(i) “Cause” means: (A) embezzlement, theft, misappropriation or conversion, or attempted embezzlement, theft, misappropriation or conversion, by the Executive of any property, funds or business opportunity of the Company or any of its subsidiaries or affiliates; (B) any breach by the Executive of the Executive’s covenants under Section 6; (C) any breach by the Executive of any other material provision of this Agreement which breach is not cured, to the extent susceptible to cure, within thirty (30) days after the Company has given written notice to the Executive describing such breach; (D) willful failure or refusal by the Executive to perform any directive of the Board or the duties of his employment hereunder which continues for a period of thirty (30) days following notice thereof by the Board to the Executive; (E) any act by the Executive constituting a felony (or its equivalent in any non-United States jurisdiction) or otherwise involving theft, fraud, dishonesty, misrepresentation or moral turpitude; (F) indictment for, conviction of, or plea of nolo contendere (or a similar plea) to, or the failure of the Executive to contest his prosecution for, any other criminal offense; (G) any violation of any law, rule or regulation (collectively, “Law”) relating in any way to the business or activities of the Company or its subsidiaries or affiliates, or other Law that is violated during the course of the Executive’s performance of services hereunder, regulatory disqualification or failure to comply with any legal or compliance policies or code of ethics, code of business conduct, conflicts of interest policy or similar policies of the Company or its subsidiaries or affiliates; (H) gross negligence or material willful misconduct on the part of the Executive in the performance of his duties as an employee, officer or director of the Company or any of its subsidiaries or affiliates; (I) the Executive’s breach of fiduciary duty or duty of loyalty to the Company or any of its subsidiaries or affiliates; (J) any act or omission to act of the Executive intended to materially harm or damage the business, property, operations, financial condition or reputation of the Company or any of its subsidiaries or affiliates; (K) the Executive’s failure to cooperate, if requested by the Board, with any investigation or inquiry into his or the Company’s business practices, whether internal or external, including, but not limited to, the Executive’s refusal to be deposed or to provide testimony or evidence at any trial, proceeding or inquiry; (L) any chemical dependence of the Executive which materially interferes with the performance of his duties and responsibilities to the Company or any of its subsidiaries or affiliates; or (M) the Executive’s voluntary resignation or other termination of employment effected by the Executive at any time when the Company could effect such termination with Cause pursuant to this Agreement. In order for there to be Cause under clauses (E), (F), (G), (H), and (I) above, the conduct, action or inaction by Executive must materially harm or damage the business, property, operations, financial condition or reputation of the Company or any of its subsidiaries or affiliates.

(ii) “Disability” means a condition entitling the Executive to benefits under the Company’s long term disability plan, policy or arrangement in which the Executive participates; provided, however, that if no such plan, policy or arrangement is then maintained by the Company and applicable to the Executive, “Disability” shall mean the Executive’s inability to perform, with or without reasonable accommodation, his duties under this Agreement due to a mental or physical condition that can be expected to result in death or that can be expected to last (or has already lasted) for a continuous period of 90 days or more, or for an aggregate of 180 days in any 365 consecutive day period, as determined by the Board in its good faith discretion.

(iii) “Good Reason” means the occurrence, without the Executive’s consent, of any of the following events, other than in connection with a termination of the Executive’s employment for Cause or due to Disability: (A) an action by the Company resulting in a material diminution in the Executive’s base salary, titles, authority, duties, responsibilities, or a requiring Executive to report to a corporate officer or employee instead of reporting directly to the Board; (B) any act of the Company constituting fraud, dishonesty or misrepresentation directed at the Executive; or (C) a material breach by the Company of this Agreement; provided, however, that neither of the events described in this sentence shall constitute Good Reason unless and until (v) the Executive reasonably determines in good faith that a Good Reason condition has occurred, (w) the Executive first notifies the Company in writing describing in reasonable detail the condition which constitutes Good Reason within thirty (30) days of its occurrence, (x) the Company fails to cure such condition within thirty (30) days after the Company’s receipt of such written notice, and the Executive has cooperated in good faith with the Company’s efforts to cure such condition, (y) notwithstanding such efforts, the Good Reason condition continues to exist, and (z) the Executive terminates his employment within thirty (30) days after the end of such thirty (30)-day cure period. If the Company cures the Good Reason condition during such cure period, Good Reason shall be deemed not to have occurred.

(e) Release of Claims. As a condition of receiving any severance or other benefits for which he otherwise qualifies under Sections 7(b) or 7(c), the Executive agrees to execute, deliver and not revoke, within sixty (60) days following the date of the Executive’s termination of employment, a separation agreement containing a general release of the Company and its subsidiaries and their respective affiliates and their respective employees, officers, directors, owners and members from any and all claims, obligations and liabilities of any kind whatsoever, including, without limitation, those arising from or in connection with the Executive’s employment or termination of employment with the Company or any of its subsidiaries or affiliates or this Agreement (including, without limitation, civil rights claims), in such form as is requested by the Company, such release to be delivered, and to have become fully irrevocable, on or before the end of such sixty (60)-day period.

(f) No Additional Rights. The Executive acknowledges and agrees that, except as specifically described in this Section 7, all of the Executive’s rights to any compensation, benefits, bonuses or severance from the Company and its subsidiaries and affiliates after termination of the Employment Term shall cease upon such termination.

(g) Resignation as Officer or Director. Upon a termination of employment, unless requested otherwise by the Company, the Executive shall resign each position (if any) that the Executive then holds as a director or officer of the Company or of any affiliates of the Company. The Executive’s execution of this Agreement shall be deemed the grant by the Executive to the officers of the Company of a limited irrevocable power of attorney (which is deemed coupled with an interest) to sign in the Executive’s name and on the Executive’s behalf any such documentation as may be required to be executed solely for the limited purposes of effectuating such resignations.

8. Limitation on Payments and Benefits. Notwithstanding any provision of this Agreement to the contrary, in the event that any amount or benefit to be paid or provided under this Agreement or otherwise to the Executive constitutes a “parachute payment” within the meaning of Section 280G of the Code, and but for this provision, would be subject to the excise tax imposed by Section 4999 of the Code, then the totality of those amounts shall be either: (i) delivered in full, or (ii) delivered as to such lesser extent which would result in no portion of such payments and benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income and employment taxes and the excise tax imposed by Section 4999 of the Code (and any equivalent state or local excise taxes), results in the receipt by the Executive on an after-tax basis, of the greatest amount of such payments and benefits, notwithstanding that all or some portion of such amount may be taxable under Section 4999 of the Code. Unless the Company and the Executive otherwise agree, any determination required under this provision shall be made in writing by a firm of independent public accountants or a law firm selected by the Company and reasonably acceptable to the Executive (the “Accountants”), whose determination shall be conclusive and binding upon the Executive and the Company for all purposes. The Company and the Executive agree to furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this provision. The Company will bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this provision. Any reduction of any amount required by this provision shall occur in the following order: (a) any payments and benefits due pursuant to Section 7(b)(i); (b) cancellation of any accelerated vesting of equity awards in the reverse order such awards were granted; (c) any bonuses payable to Executive; and (d) any other payments that are potential parachute payments If two or more equity awards are granted on the same date, each award will be reduced on a pro rata basis (dollar-for-dollar).

9. Notices. All notices, requests, demands, claims, consents and other communications which are required, permitted or otherwise delivered hereunder shall in every case be in writing and shall be deemed properly served if: (a) delivered personally, (b) sent by registered or certified mail, in all such cases with first class postage prepaid, return receipt requested, or (c) delivered by a recognized overnight courier service, to the parties at the addresses as set forth below:

If to the Company:
Driven Brands, Inc. 440 S. Church St. Suite 700 Charlotte, NC 28202 Attn: General Counsel

With copies (which shall not constitute notice) to:
RC III DB LLC 1180 Peachtree Street Suite 2500 Atlanta, GA 30309 Fax: Attn: Stephen D. Aronson and King & Spalding LLP 1180 Peachtree Street Suite 4100 Atlanta, GA 30309 Attn: William G. Roche

If to the Executive:
At the Executive’s residence address as maintained by the Company in the regular course of its business for payroll purposes.

or to such other address as shall be furnished in writing by either party to the other party; provided that such notice or change in address shall be effective only when actually received by the other party. Date of service of any such notices or other communications shall be: (a) the date such notice is personally delivered, (b) three days after the date of mailing if sent by certified or registered mail, or (c) one business day after date of delivery to the overnight courier if sent by overnight courier.

10. Jurisdiction; Venue. Except as otherwise provided in Section 6(h) in connection with equitable remedies, each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of any federal or state court located in the State of Delaware over any suit, action, dispute or proceeding arising out of or relating to this Agreement and each of the parties agrees that any action relating in any way to this Agreement must be commenced only in the courts of the State of Delaware, federal or state. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted or not prohibited by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum. Each of the parties hereto hereby irrevocably consents to the service of process in any suit, action or proceeding by sending the same by certified mail, return receipt requested, or by recognized overnight courier service, to the address of such party set forth in Section 9. With respect to any order obtained in accordance with this Section 10, any party hereto may enforce such order in any court having personal jurisdiction over the party against whom the order shall be enforced.

11. Waiver of Jury Trial. THE PARTIES TO THIS AGREEMENT EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

12. Section 409A.

(a) The intent of the parties is that payments and benefits under this Agreement comply with or be exempt from Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”), and the Company shall have complete discretion to interpret and construe this Agreement and any associated documents in any manner that establishes an exemption from (or compliance with) the requirements of Code Section 409A. Any terms of this Agreement that are undefined or ambiguous shall be interpreted by the Company in its discretion in a manner that complies with Code Section 409A to the extent necessary to comply with Code Section 409A. If for any reason, such as imprecision in drafting, any provision of this Agreement (or of any award of compensation, including, without limitation, equity compensation or benefits) does not accurately reflect its intended establishment of an exemption from (or compliance with) Code Section 409A, as demonstrated by consistent interpretations or other evidence of intent, such provision shall be considered ambiguous as to its exemption from (or compliance with) Code Section 409A and shall be interpreted by the Company in a manner consistent with such intent, as determined in the discretion of the

Company. If, notwithstanding the foregoing provisions of this Section 12(a), any provision of this Agreement would cause the Executive to incur any additional tax or interest under Code Section 409A, the Company shall, after consulting with the Executive, reform such provision in a manner intended to avoid the incurrence by the Executive of any such additional tax or interest; provided that the Company agrees to maintain, to the maximum extent practicable, the original intent and economic benefit to the Executive of the applicable provision without violating the provisions of Code Section 409A.

(b) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that the Company determines may be considered nonqualified deferred compensation under Code Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A, and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean such a separation from service. The determination of whether and when a separation from service has occurred for purposes of this Agreement shall be made in accordance with the presumptions set forth in Section 1.409A-1(h) of the Treasury Regulations.

(c) Any reimbursements provided under this Agreement that constitute deferred compensation within the meaning of Code Section 409A shall be made or provided in accordance with the requirements of Code Section 409A, including, without limitation, that (i) in no event shall any fees, expenses or other amounts eligible to be reimbursed by the Company under this Agreement be paid later than the last day of the calendar year next following the calendar year in which the applicable fees, expenses or other amounts were incurred; (ii) the amount of expenses eligible for reimbursement in any given calendar year shall not affect the expenses that the Company is obligated to reimburse in any other calendar year, provided that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect; (iii) the Executive’s right to have the Company pay or provide such reimbursements may not be liquidated or exchanged for any other benefit; and (iv) in no event shall the Company’s obligations to make such reimbursements apply later than the Executive’s remaining lifetime (or if longer, through the sixth (6th) anniversary of the Commencement Date).

(d) For purposes of Code Section 409A, the Executive’s right to receive any installment payments shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (for example, “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company. In no event may the Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement, to the extent such payment is subject to Code Section 409A.

(e) The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Code Section 409A but do not satisfy an exemption from, or the conditions of, Code Section 409A.

13. General.

(a) Governing Law. This Agreement and the legal relations thus created between the parties hereto shall be governed by, and construed in accordance with, the internal laws of the State of Delaware without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware.

(b) Construction and Severability. Whenever possible, each provision of this Agreement shall be construed and interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by, or invalid, illegal or unenforceable in any respect under, any applicable law or rule in any jurisdiction, such prohibition, invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other jurisdiction, and the parties undertake to implement all efforts which are necessary, desirable and sufficient to amend, supplement or substitute all and any such prohibited, invalid, illegal or unenforceable provisions with enforceable and valid provisions in such jurisdiction which would produce as nearly as may be possible the result previously intended by the parties without renegotiation of any material terms and conditions stipulated herein.

(c) Cooperation. During the Employment Term and thereafter, the Executive shall cooperate with the Company and be reasonably available to the Company with respect to continuing and/or future matters related to the Executive’s employment period with the Company and/or its subsidiaries or affiliates, whether such matters are business-related, legal, regulatory or otherwise (including, without limitation, the Executive appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information and turning over to the Company all relevant documents which are or may come into the Executive’s possession). Following the Employment Term, the Company shall reimburse the Executive for all reasonable out of pocket expenses incurred by the Executive in rendering such services that are approved by the Company. In addition, if more than an incidental cooperation is required at any time after the termination of the Executive’s employment, the Executive shall be paid (other than for the time of actual testimony) a per day fee based on his base salary described in Section 5(a) at the time of such termination divided by 225.

(d) Successors and Assigns. This Agreement shall bind and inure to the benefit of and be enforceable by the Company and its successors and assigns and the Executive and the Executive’s heirs, executors, administrators, and successors; provided that the services provided by the Executive under this Agreement are of a personal nature, and the Executive may not sell, convey, assign, delegate, transfer or otherwise dispose of, directly or indirectly, any of the rights, claims, powers, interests or obligations of the Executive under this Agreement, except that any death payments otherwise due the Executive shall be payable to the estate of the Executive; provided further the Company may assign this Agreement to, and all rights hereunder shall inure to the benefit of, any subsidiary or affiliate of the Company or any person, firm or corporation resulting from the reorganization of the Company or succeeding to the business or assets of the Company by purchase, merger, consolidation or otherwise.

(e) Executive’s Representations. The Executive hereby represents and warrants to the Company that: (i) the execution, delivery and performance of this Agreement by the Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which the Executive is a party or by which the Executive is bound; (ii) the Executive is not a party to or bound by any employment agreement, noncompetition or nonsolicitation agreement or confidentiality agreement with any other person or entity besides the Company; (iii) the Executive is not subject to any restriction whatsoever that would cause him to not be able fully to fulfill his duties under this Agreement; (iv) the Executive is not a party to, or involved in, or under investigation in, any pending or, to the best of the Executive’s knowledge, threatened litigation, proceeding or investigation of any governmental body or authority or any other person; (v) the Executive has never been suspended, censured or otherwise subjected to any disciplinary action or other proceeding by any state, other governmental entity, agency or self-regulatory organization; and (vi) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of the Executive, enforceable in accordance with its terms. THE EXECUTIVE HEREBY ACKNOWLEDGES AND REPRESENTS THAT THE EXECUTIVE HAS CONSULTED WITH INDEPENDENT LEGAL COUNSEL REGARDING THE EXECUTIVE’S RIGHTS AND OBLIGATIONS UNDER THIS AGREEMENT TO THE EXTENT DETERMINED NECESSARY OR APPROPRIATE BY THE EXECUTIVE, AND THAT THE EXECUTIVE FULLY UNDERSTANDS THE TERMS AND CONDITIONS CONTAINED HEREIN.

(f) Compliance with Rules and Policies. The Executive shall perform all services in accordance with the policies, procedures and rules established by the Company and the Board. In addition, the Executive shall comply with all laws, rules and regulations that are generally applicable to the Company or its subsidiaries or affiliates and their respective employees, directors and officers.

(g) Forfeiture. Notwithstanding any other provision of this Agreement to the contrary, any payments or benefits under this Agreement or any incentive or other compensation plan or program of the Company or its affiliates shall be subject to any forfeiture, repayment or recoupment policy of the Company, as in effect from time to time, or any forfeiture, repayment or recoupment otherwise required by applicable law.

(h) Withholding Taxes. All amounts payable hereunder shall be subject to the withholding of all applicable taxes and deductions required by any applicable law.

(i) Entire Agreement. This Agreement and the LLC Agreement constitute the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and terminate and supersede any and all prior agreements, understandings and representations, whether written or oral, by or between the parties hereto or their affiliates which may have related to the subject matter hereof in any way. In the event of a conflict between the terms of this Agreement and the LLC Agreement, the terms of the LLC Agreement shall prevail. The Executive acknowledges that no representations, warranties, promises, covenants, agreements or obligations, oral or written, have been made other than those expressly stated herein, and that he has not relied on any other representations, warranties, promises, covenants, agreements or obligations in signing this Agreement.

(j) Duration. Notwithstanding the Employment Term hereunder, this Agreement shall continue for so long as any obligations remain under this Agreement.

(k) Survival. The provisions of Sections 6, 9, 10, 11 and 13 of this Agreement shall survive and shall continue to be binding upon the Executive notwithstanding the termination of this Agreement for any reason whatsoever.

(l) Amendment; Modification; Waiver. The provisions of this Agreement may be modified, amended or waived only in a document signed by the parties hereto and referring specifically hereto, and no handwritten changes to this Agreement will be binding unless initialed by each party. No course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Agreement (including, without limitation, the Company’s right to terminate the Employment Term for Cause) shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any similar or dissimilar requirement, provision or condition of this Agreement at the same or any prior or subsequent time. Pursuit by either party of any available remedy, either in law or equity, or any action of any kind, does not constitute waiver of any other remedy or action. Such remedies and actions are cumulative and not exclusive.

(m) Counterparts. This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one instrument.

(n) Section References. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose. The words Section and paragraph herein shall refer to provisions of this Agreement unless expressly indicated otherwise.

(o) No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring either party hereto by virtue of the authorship of any of the provisions of this Agreement.

(p) Time of the Essence; Computation of Time. Time is of the essence for each and every provision of this Agreement. Whenever the last day for the exercise of any privilege or the discharge or any duty hereunder shall fall upon a Saturday, Sunday, or any date on which banks in New York, New York are authorized to be closed, the party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a regular business day.

(q) No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended or shall be construed to give any person other than the parties to this Agreement and their respective heirs, executors, administrators, successors or permitted assigns any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained herein.

(r) Arbitration. The Company and Executive shall have the right to obtain from a court an injunction or other equitable relief arising out of the Executive’s breach of the provisions of Section 6 of this Employment Agreement. However, any other controversy or claim arising out of or relating to this Employment Agreement, any alleged breach of this Employment Agreement, or Executive’s employment by the Company or the termination of such employment, including any claim as to arbitrability or any claims for any alleged discrimination, harassment, or retaliation in violation of any federal, state or local law, shall be settled by binding arbitration conducted in Atlanta, Georgia in accordance with the rules of the American Arbitration Association then applicable to employment-related disputes and any judgment upon any award, which may include an award of damages, may be entered in the state or federal court having jurisdiction over such award.

(s) Costs of Enforcement. Except as prohibited by applicable law, the prevailing party in any action brought under this Employment Agreement, including any action to enforce the provisions of Section 6, any arbitration under Section 13(r), or any action to enforce any arbitration award under Section 13(r), shall be awarded and the non-prevailing party shall pay the prevailing party’s attorney’s fees and related expenses, and the non-prevailing party shall pay all arbitration filing and administration fees as well as all fees and expenses of the arbitrator. If a party files a claim and subsequent withdraws it, that party will be considered the non-prevailing party for purposes of this Section 13(s).

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have hereunto executed this Agreement as of the day and year first written above.

DRIVEN BRANDS, Inc.

Date: April 17, 2015		By:	/s/ Stephen D. Aronson
		Name:	Stephen D. Aronson
		Title:	Authorized Signatory

JONATHAN FITZPATRICK

Date:	3/30/15	/s/ Jonathan Fitzpatrick

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